Exhibit 99.2
Safety, Income & Growth Inc.
Unaudited Pro Forma Statement of Operations

Safety, Income & Growth Inc., a Maryland corporation (the “Original Entity”), engaged in a business combination transaction with SIGI Acquisition, Inc. (“SIGI”). SIGI had been initially capitalized by iStar Inc (“iStar”), SFTY Venture LLC (“GICRE”) and SFTY VII-B, LLC (“LA,” and with iStar and GICRE, the “Initial Investors”), with each investor contributing cash of $55.5 million, $42.5 million and $15 million, respectively, in exchange for an equity interest of 49%, 38%, and 13%, respectively. The Original Entity was formed on October 24, 2016 and SIGI was formed on March 9, 2017. SIGI, the surviving corporation of the merger, was renamed Safety, Income & Growth Inc. and is referred to herein as the “Company.” As used in these unaudited pro forma financial statements, unless the context otherwise requires, “we,” “us,” and “our company” mean the Company.

We engaged in a series of formation transactions that enabled us to: (i) be formed and capitalized; (ii) acquire the ground and other net lease properties that constitute our portfolio originally owned by iStar; (iii) facilitate our initial public offering and the concurrent iStar placement; and (iv) elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with the taxable year ended December 31, 2017. We are the sole general partner of the Company’s operating partnership subsidiary, Safety Income and Growth Operating Partnership LP, or Operating Partnership, own 100% of its interests, and have control over all of its decisions, including the decisions related to the sale or refinancing of its properties. Substantially all of our business activities will be conducted through the Operating Partnership. Refer to the “Business and Properties” section of our Prospectus dated June 21, 2017 for a more detailed description of each of the properties included in the Predecessor.

The acquisition of our initial portfolio from iStar was accounted for as a business combination with the Company having been identified as both the legal and accounting acquirer due to its accounting substance, the significance of the dilution in iStar’s ownership interest in the Original Entity, and control of the Company resting with the GICRE and LA Initial Investors consistent with their economic interest. Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and commitments) of the Predecessor were recorded at their respective fair values as of the date of the acquisition.

The unaudited pro forma statement of operations for the year ended December 31, 2017 is presented as if: (i) our capitalization; (ii) the acquisition of our initial portfolio from iStar; (iii) our initial public offering, the concurrent iStar placement and the use of proceeds therefrom; (iv) entry into our management agreement with our external manager, SFTY Manager LLC; (v) the initial portfolio financing and (vi) other related transactions, each as more fully described in our Prospectus dated June 21, 2017, took place concurrently on January 1, 2017.

The unaudited pro forma statement of operations should be read in conjunction with the historical consolidated and combined financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2017. The unaudited pro forma statement of operations: (i) is based on available information and assumptions that we believe are reasonable; (ii) is presented for informational purposes only; (iii) does not purport to represent our actual results of operations assuming the formation transactions, our initial public offering, the concurrent iStar placement and the other adjustments described above had occurred on January 1, 2017 for the unaudited pro forma statements of operations; and (iv) do not purport to be indicative of our future results of operations.

Safety, Income & Growth Inc.
Pro Forma Statement of Operations
(Unaudited, in thousands, except per share data)

		(A)	The
		Predecessor	Company
	SIGI	January 1, 2017 to April 13, 2017	April 14, 2017 to December 31, 2017	(B) Other Adjustments	Company Pro Forma
For the Year Ended December 31, 2017
Revenues
Ground and other lease income	—	$5,916	$16,952	$2,469	$25,337
Other income	—	108	258	(108)	258
Total revenues	—	6,024	17,210	2,361	25,595
Costs and expenses
Interest expense	—	2,432	7,485	22	9,939
Real estate expense	—	210	1,261	357	1,828
Depreciation and amortization	—	901	6,406	1,650	8,957
General and administrative	—	1,143	5,094	1,645	7,882
Other expense	—	—	633	(381)	252
Total costs and expenses	—	4,686	20,879	3,293	28,858
Income (loss) from operations	—	1,338	(3,669)	(932)	(3,263)
Income from sales of real estate	—	508	—	—	508
Net income (loss)	—	$1,846	$(3,669)	$(932)	$(2,755)
Pro forma basic and diluted earnings (loss) per share(C)	—	—	$(0.25)	$—	$(0.15)
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(A)
Reflects the historical combined statement of operations of the Predecessor for the period from January 1, 2017 to April 13, 2017, as applicable. Because the entities comprising the Predecessor were under common control for the periods presented, the Predecessor’s operations are those of iStar.

(B)	Represents the following adjustments:

	January 1, 2017 to April 13, 2017	April 14, 2017 to December 31, 2017	Total Other Adjustments
Ground and other lease income(1)	$1,439	$1,030	$2,469
Other income(1)	(108)	—	(108)
Interest expense(2)	22	—	22
Real estate expense(3)	357	—	357
Depreciation and amortization(4)	1,635	15	1,650
General and administrative(5)	1,024	621	1,645
Other expense(6)	—	(381)	(381)
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(1)
For the period from January 1, 2017 to April 13, 2017, ground and other lease income and other income adjustments represent incremental adjustments for the acquisitions of the initial portfolio, 6200 Hollywood Boulevard and 6201 Hollywood Boulevard. For the period from April 14, 2017 to December 31, 2017, ground and other lease income adjustments represent incremental adjustments for the acquisitions of 6200 Hollywood Boulevard and 6201 Hollywood Boulevard.

(2)	For the period from January 1, 2017 to April 13, 2017, interest expense adjustments represent incremental adjustments for the initial portfolio financing.

(3)	For the period from January 1, 2017 to April 13, 2017, real estate adjustments represent incremental adjustments for the acquisition of the initial portfolio.

(4)
For the period from January 1, 2017 to April 13, 2017, depreciation and amortization adjustments represent incremental adjustments for the acquisitions of the Initial Portfolio, 6200 Hollywood Boulevard and 6201 Hollywood Boulevard. For the period from April 14, 2017 to December 31, 2017, depreciation and amortization adjustments represent incremental adjustments for the acquisitions of 6200 Hollywood Boulevard and 6201 Hollywood Boulevard.

(5)	For the periods from January 1, 2017 to April 13, 2017 and April 14, 2017 to December 31, 2017, general and administrative adjustments represent incremental adjustments for management fees.

(6)	For the period from April 14, 2017 to December 31, 2017, other expense adjustments represent incremental adjustments for the acquisition of 6200 Hollywood Boulevard and 6201 Hollywood Boulevard.

(C)
Pro forma basic and diluted earnings (loss) per share of common stock equals pro forma net income (loss) attributable to common stock divided by the pro forma number of shares of common stock outstanding.